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September 11, 1997

MSR Exploration Ltd.
500 Main Street
Fort Worth, Texas

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of MSR Exploration Ltd. and subsidiaries for the periods ended June 30, 1997 and 1996, as indicated in our report dated August 8, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above is being used in this Amendment No. 2 to Registration Statement No. 333-29769 of MSR Exploration Ltd. on Form S-4 and Amendment No. 2 to Registration Statement No. 333-29783 of Mercury Montana, Inc. on Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Fort Worth, Texas